Exhibit 99.1

NEWS RELEASE
For Immediate Release:
May 5, 2025
Sterling Reports First Quarter 2025 Results and Increases Full Year Guidance

THE WOODLANDS, TX – May 5, 2025 – Sterling Infrastructure, Inc. (NasdaqGS: STRL) (“Sterling” or the “Company”) today announced financial results for the first quarter of 2025.
The financial comparisons herein are to the prior year quarter, unless otherwise noted.
Due to the deconsolidation of the RHB joint venture on December 31, 2024, RHB is no longer included in consolidated revenue or backlog. As such, prior-year comparisons for these metrics are on an adjusted, pro forma basis to exclude RHB. Please see the "Historical Quarterly Backlog Information” section below for reconciliations to historical figures.
First Quarter 2025 Results
•Revenues of $430.9 million. Revenues increased 7% excluding RHB from the prior year quarter.
•Gross margin of 22.0%, up from 17.5%
•Net income of $39.5 million, or $1.28 per diluted share, increases of 27% and 28%, respectively
•Adjusted net income(1) of $50.2 million, or $1.63 per diluted share, increases of 28% and 29%, respectively
•EBITDA(1) of $72.1 million, an increase of 30%
•Adjusted EBITDA(1) of $80.3 million, an increase of 31%
•Cash flows from operations totaled $84.9 million
•Cash and cash equivalents totaled $638.6 million at March 31, 2025
•Backlog at March 31, 2025 was $2.13 billion
•Combined backlog(2) at March 31, 2025 was $2.23 billion
Drake Concrete Acquisition
During the first quarter of 2025, Sterling closed on the acquisition of Drake Concrete, LLC, a provider of concrete slabs for residential home builders in the Dallas-Fort Worth market. The acquisition strengthens Sterling’s geographic footprint within the DFW metroplex and expands and deepens the customer base, given limited customer overlap with Tealstone. Sterling anticipates that Drake will contribute approximately $55 million of revenue and $6.5 million in adjusted EBITDA in 2025. The purchase price was $25 million in cash plus a four year earn-out opportunity. Drake will be included in the Building Solutions segment.
CEO Remarks and Outlook
“Sterling is off to a great start in 2025, as we grew our first quarter adjusted net income by 28% to deliver adjusted diluted EPS of $1.63,” stated Joe Cutillo, Sterling’s Chief Executive Officer. “Revenue growth in the quarter was a solid 7%, on a pro forma basis, fueled by strong 18% growth in E-Infrastructure Solutions and 9% growth in Transportation Solutions. Gross profit margins in the quarter of 22% remained extremely strong as we have shifted the business toward higher-margin service offerings, and contributed to adjusted EBITDA growth of 31%.”
Mr. Cutillo continued, “We ended the quarter with backlog of $2.1 billion, a 17% increase compared to the prior year first quarter on a like-for-like basis. Our book-to-burn ratio in the quarter was 2.2x. Notably, E-Infrastructure Solutions had
(1) See “Non-GAAP Measures”, “Adjusted Net Income Reconciliation”, and “EBITDA Reconciliation” sections below for more information.
(2) Combined Backlog includes Unsigned Awards of $103.2 million at March 31, 2025.

another strong quarter for awards, as backlog reached over $1.2 billion and grew 27% compared to the prior year. Additionally, our pipeline of high-probability future phase work continues to grow. Our operating cash flow generation in the first quarter was again excellent at $85 million, driving our net cash position to $329 million, and supporting share repurchases of $44 million.”
Mr. Cutillo added, “In E-Infrastructure Solutions, we achieved 18% revenue growth and 61% adjusted operating income growth in the first quarter as adjusted operating margins expanded nearly 618 basis points to reach 23.2%. This excellent margin profile reflects our shift toward large mission-critical projects, including data centers and manufacturing, where our scale, superior execution, and track record of delivering projects on time are extremely valuable to our customers. The data center market remains very active and now represents over 65% of E-Infrastructure backlog.
Transportation Solutions revenue increased 9% and adjusted operating income grew 60%. We continue to see good demand and project opportunities in our core Rocky Mountain and Arizona regions. The downsizing of our low-bid Texas heavy highway business is progressing to plan. This shift will weigh on revenue and backlog in the near term, but will benefit margins as we move through 2025.
In Building Solutions, revenue declined 14% and adjusted operating income declined 18%. Our residential businesses continued to be impacted by the slowdown in the housing market, as prospective homebuyers are facing affordability challenges. Additionally, weather conditions were unusually severe in the quarter. We remain bullish on the multi-year demand trends in our key geographies.”
“We believe 2025 will be another excellent year for Sterling as we continue to drive bottom line growth that outpaces top line growth. We are raising our 2025 guidance to reflect our strong first quarter performance, backlog, and the impact of share repurchases. The midpoint of our revised 2025 guidance would represent 12% revenue growth pro forma for the new RHB accounting methodology, 22% adjusted diluted earnings per share growth and 23% adjusted EBITDA growth,” Mr. Cutillo concluded.
Full Year 2025 Guidance
•Revenue of $2.05 billion to $2.15 billion
•Net Income of $222 million to $239 million
•Diluted EPS of $7.15 to $7.65
•EBITDA(1) of $381 million to $403 million
Full Year 2025 Adjusted Guidance
Please see the “Adjusted Net Income Guidance Reconciliation” and “EBITDA Guidance Reconciliation” sections below for reconciliations of GAAP to non-GAAP measures and comparable 2024 results.
•Adjusted Net Income(1) of $262 million to $278 million
•Adjusted Diluted EPS(1) of $8.40 to $8.90
•Adjusted EBITDA(1) of $410 million to $432 million
Conference Call
Sterling’s management will hold a conference call to discuss these results and recent corporate developments on Tuesday, May 6, 2025 at 9:00 a.m. ET/8:00 a.m. CT. Interested parties may participate in the call by dialing (800) 836-8184. Please call in 10 minutes before the conference call is scheduled to begin and ask for the Sterling Infrastructure call. To coincide with the conference call, Sterling will post a slide presentation at www.strlco.com on the Events & Presentations section of the Investor Relations tab. Following management’s opening remarks, there will be a question and answer session.
To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.
(1) See “Non-GAAP Measures”, “Adjusted Net Income Guidance Reconciliation” and “EBITDA Guidance Reconciliation” sections below for more information.

About Sterling
Sterling operates through a variety of subsidiaries within three segments specializing in E-Infrastructure, Transportation and Building Solutions in the United States, primarily across the Southern, Northeastern, Mid-Atlantic and Rocky Mountain regions and the Pacific Islands. E-Infrastructure Solutions provides advanced, large-scale site development services for manufacturing, data centers, distribution centers, warehousing, power generation and more. Transportation Solutions includes infrastructure and rehabilitation projects for highways, roads, bridges, airports, ports, rail and storm drainage systems. Building Solutions includes residential and commercial concrete foundations for single-family and multi-family homes, parking structures, elevated slabs, other concrete work, plumbing services, and surveys for new single-family residential builds. From strategy to operations, we are committed to sustainability by operating responsibly to safeguard and improve society’s quality of life. Caring for our people and our communities, our customers and our investors – that is The Sterling Way.
Joe Cutillo, CEO, “We build and service the infrastructure that enables our economy to run, our people to move and our country to grow.”

(1) See “Non-GAAP Measures”, “Adjusted Net Income Guidance Reconciliation” and “EBITDA Guidance Reconciliation” sections below for more information.

Important Information for Investors and Stockholders
Non-GAAP Measures
This press release contains “Non-GAAP” financial measures as defined under Regulation G of the amended U.S. Securities Exchange Act of 1934. The Company reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), but the Company believes that certain Non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period-over-period comparisons of those operations.
Non-GAAP measures may include adjusted net income, adjusted EPS, EBITDA and adjusted EBITDA, in each case excluding the impacts of certain identified items. The excluded items represent items that the Company does not consider to be representative of its normal operations. The Company believes that these measures are useful for investors to review, because they provide a consistent measure of the underlying financial results of the Company’s ongoing business and, in the Company’s view, allow for a supplemental comparison against historical results and expectations for future performance. Furthermore, the Company uses each of these to measure the performance of the Company’s operations for budgeting and forecasting, as well as for determining employee incentive compensation. However, Non-GAAP measures should not be considered as substitutes for net income, EPS, or other data prepared and reported in accordance with GAAP and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.
Reconciliations of Non-GAAP financial measures to the most comparable GAAP measures are provided in the tables included within this press release.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains statements that are considered forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about: our business strategy; our financial strategy; our industry outlook; our guidance; our expected margin growth; and our plans, objectives, expectations, forecasts, outlook and intentions. All of these types of statements, other than statements of historical fact included in this press release, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “guidance,” “continue,” the negative of such terms or other comparable terminology. The forward-looking statements contained in this press release are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this press release are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our filings with the U.S. Securities and Exchange Commission and elsewhere in those filings. Additional factors or risks that we currently deem immaterial, that are not presently known to us or that arise in the future could also cause our actual results to differ materially from our expected results. Given these uncertainties, investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after the date the forward-looking statements are made. The forward-looking statements speak only as of the date made, and we undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise, notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Company Contact: Sterling Infrastructure, Inc. Noelle Dilts, VP Investor Relations and Corporate Strategy 281-214-0795

STERLING INFRASTRUCTURE, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues	$430,949	$440,360
Cost of revenues	(336,109)	(363,456)
Gross profit	94,840	76,904
General and administrative expense	(34,631)	(27,298)
Intangible asset amortization	(4,503)	(4,297)
Acquisition related costs	(179)	(36)
Earn-out expense	(1,343)	(1,000)
Other operating income (expense), net	1,892	(2,148)
Operating income	56,076	42,125
Interest income	6,827	5,902
Interest expense	(5,232)	(6,664)
Income before income taxes	57,671	41,363
Income tax expense	(15,080)	(7,604)
Net income, including noncontrolling interests	42,591	33,759
Less: Net income attributable to noncontrolling interests	(3,114)	(2,711)
Net income attributable to Sterling common stockholders	$39,477	$31,048

Net income per share attributable to Sterling common stockholders:
Basic	$1.29	$1.00
Diluted	$1.28	$1.00

Weighted average common shares outstanding:
Basic	30,547	30,977
Diluted	30,881	31,186

STERLING INFRASTRUCTURE, INC. & SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended March 31,
Revenues	2025	% of Revenue	2024	% of Revenue
E-Infrastructure Solutions	$218,263	51%	$184,476	42%
Transportation Solutions	120,661	28%	148,969	34%
Building Solutions	92,025	21%	106,915	24%
Total Revenues	$430,949		$440,360

Operating Income
E-Infrastructure Solutions	$46,642	21.4%	$27,169	14.7%
Transportation Solutions	11,253	9.3%	8,132	5.5%
Building Solutions	12,352	13.4%	15,775	14.8%
Segment Operating Income	70,247	16.3%	51,076	11.6%
Corporate G&A Expense	(12,649)		(7,915)
Acquisition Related Costs	(179)		(36)
Earn-out Expense	(1,343)		(1,000)
Total Operating Income	$56,076	13.0%	$42,125	9.6%

STERLING INFRASTRUCTURE, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$638,647	$664,195
Accounts receivable	285,751	247,050
Contract assets	48,704	55,387
Receivables from and equity in construction joint ventures	6,912	5,811
Receivable from affiliate	—	32,054
Other current assets	17,720	17,383
Total current assets	997,734	1,021,880
Property and equipment, net	244,659	236,795
Investment in unconsolidated subsidiary	109,291	107,400
Operating lease right-of-use assets, net	48,264	52,668
Goodwill	283,664	264,597
Other intangibles, net	333,694	316,390
Other non-current assets, net	17,233	17,044
Total assets	$2,034,539	$2,016,774
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$128,885	$130,420
Contract liabilities	534,388	508,846
Current maturities of long-term debt	26,419	26,423
Current portion of long-term lease obligations	19,333	20,498
Accrued compensation	24,918	36,774
Other current liabilities	22,826	18,997
Total current liabilities	756,769	741,958
Long-term debt	283,603	289,898
Long-term lease obligations	29,334	32,455
Deferred tax liability, net	110,010	109,360
Other long-term liabilities	27,896	16,625
Total liabilities	1,207,612	1,190,296
Stockholders’ equity:
Common stock	312	312
Additional paid in capital	283,050	288,395
Treasury stock, at cost	(99,918)	(63,121)
Retained earnings	621,972	582,495
Total Sterling stockholders’ equity	805,416	808,081
Noncontrolling interests	21,511	18,397
Total stockholders’ equity	826,927	826,478
Total liabilities and stockholders’ equity	$2,034,539	$2,016,774

STERLING INFRASTRUCTURE, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$42,591	$33,759
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,991	16,258
Amortization of debt issuance costs and non-cash interest	256	305
Gain on disposal of property and equipment	(782)	(585)
Equity in earnings from unconsolidated subsidiary	(1,892)	—
Deferred taxes	650	1,517
Stock-based compensation	6,683	4,586
Changes in operating assets and liabilities	20,386	(6,249)
Net cash provided by operating activities	84,883	49,591
Cash flows from investing activities:
Acquisitions, net of cash acquired	(37,860)	(1,016)
Capital expenditures	(17,924)	(22,432)
Proceeds from sale of property and equipment	1,573	2,401
Net cash used in investing activities	(54,211)	(21,047)
Cash flows from financing activities:
Repayments of debt	(6,606)	(6,678)
Repurchase of common stock	(43,846)	—
Withholding taxes paid on net share settlement of equity awards	(5,768)	(13,015)
Net cash used in financing activities	(56,220)	(19,693)
Net change in cash, cash equivalents, and restricted cash	(25,548)	8,851
Cash, cash equivalents and restricted cash at beginning of period	664,195	471,563
Cash, cash equivalents and restricted cash at end of period	638,647	480,414
Less: restricted cash	—	—
Cash and cash equivalents at end of period	$638,647	$480,414

STERLING INFRASTRUCTURE, INC. & SUBSIDIARIES
ADJUSTED NET INCOME RECONCILIATION
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Net income attributable to Sterling common stockholders	$39,477	$31,048
Non-cash stock-based compensation	6,683	4,586
Intangible asset amortization (1)	6,374	4,297
Acquisition related costs	179	36
Earn-out expense	1,343	1,000
Income tax impact of adjustments	(3,812)	(1,823)
Adjusted net income attributable to Sterling common stockholders (2)	$50,244	$39,144

Net income per share attributable to Sterling common stockholders:
Basic	$1.29	$1.00
Diluted	$1.28	$1.00

Adjusted net income per share attributable to Sterling common stockholders:
Basic	$1.64	$1.26
Diluted	$1.63	$1.26

Weighted average common shares outstanding:
Basic	30,547	30,977
Diluted	30,881	31,186

(1) For the three months ended March 31, 2025, intangible asset amortization includes $1,871 related to the fair value step up recognized in the deconsolidation of RHB on December 31, 2024.

(2) The Company defines adjusted net income attributable to Sterling common stockholders as GAAP net income attributable to Sterling common stockholders excluding non-cash stock-based compensation, intangible asset amortization, acquisition related costs, earn-out expense, and the income tax impact of these adjustments. The tax impact of adjustments is determined by using the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item requires application of a specific tax rate.

STERLING INFRASTRUCTURE, INC. & SUBSIDIARIES
EBITDA RECONCILIATION
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Net income attributable to Sterling common stockholders	$39,477	$31,048
Depreciation and amortization (1)	19,137	16,258
Interest (income) expense, net	(1,595)	762
Income tax expense	15,080	7,604
EBITDA(2)	72,099	55,672
Non-cash stock-based compensation	6,683	4,586
Acquisition related costs	179	36
Earn-out expense	1,343	1,000
Adjusted EBITDA(3)	$80,304	$61,294

(1) For the three months ended March 31, 2025, depreciation and amortization includes $1,871 of intangible asset amortization and $275 of depreciation expense related to the fair value step up recognized in the deconsolidation of RHB on December 31, 2024.

(2) The Company defines EBITDA as GAAP net income attributable to Sterling common stockholders adjusted for depreciation and amortization, net interest income/expense and income tax expense.

(3) The Company defines adjusted EBITDA as EBITDA excluding the impact of non-cash stock-based compensation, acquisition related costs, and earn-out expense.

STERLING INFRASTRUCTURE, INC. & SUBSIDIARIES
NON-GAAP SEGMENT INFORMATION
(In thousands)
(Unaudited)

The table below presents the three months ended March 31, 2025 and 2024 revenue and operating income by segment as adjusted for the 2024 period to conform to our 2025 presentation reflecting the deconsolidation of RHB on revenue and to exclude the impact of non-cash stock-based compensation, intangible asset amortization, acquisition related costs, and earn-out expense on operating income:

	Three Months Ended March 31,
Revenues (Excluding RHB)	2025	% of Revenue	2024	% of Revenue
E-Infrastructure Solutions	$218,263	51%	$184,476	46%
Transportation Solutions	120,661	28%	110,505	27%
Building Solutions	92,025	21%	106,915	27%
Total Revenues (Excluding RHB) (1)	$430,949		$401,896

Adjusted Operating Income
E-Infrastructure Solutions	$50,583	23.2%	$31,345	17.0%
Transportation Solutions	13,577	11.3%	8,512	7.7%
Building Solutions	14,234	15.5%	17,403	16.3%
Adjusted Segment Operating Income	78,394	18.2%	57,260	14.2%
Corporate G&A Expense	(7,739)		(5,216)
Total Adjusted Operating Income (2)	$70,655	16.4%	$52,044	12.9%

(1) Due to the deconsolidation of RHB on December 31, 2024, beginning on January 1, 2025, the Company will report RHB’s operating income as a single line item (“Other operating income (expense), net”) in the Consolidated Statements of Operations. RHB’s revenue is no longer included in Sterling’s consolidated revenue in 2025. For the three months ended March 31, 2024, total GAAP revenue of $440,360 has been adjusted to exclude $38,464 of RHB revenue.

(2) The Company defines adjusted operating income as GAAP operating income excluding the impact of non-cash stock-based compensation, intangible asset amortization, acquisition related costs, and earn-out expense. For the three months ended March 31, 2025, GAAP operating income of $56,076 is adjusted to exclude $6,683 of non-cash stock-based compensation, $6,374 of intangible asset amortization (including $1,871 related to the fair value step up of RHB), $179 of acquisition related costs, and $1,343 of earn-out expense. For the three months ended March 31, 2024, GAAP operating income of $42,125 is adjusted to exclude $4,586 of non-cash stock-based compensation, $4,297 of intangible asset amortization, $36 of acquisition related costs, and $1,000 of earn-out expense.

STERLING INFRASTRUCTURE, INC. & SUBSIDIARIES
ADJUSTED NET INCOME GUIDANCE RECONCILIATION
(In thousands)
(Unaudited)

	Full Year 2025 Guidance		Full Year
	Low	High	2024 Actual
Net income attributable to Sterling common stockholders	$222,000	$238,700	$257,461
Gain on deconsolidation of subsidiary, net	—	—	(91,289)
Non-cash stock-based compensation	23,000	23,000	19,003
Intangible asset amortization (1)	24,539	24,539	17,037
Acquisition related costs	179	179	421
Earn-out expense	6,000	6,000	4,756
Income tax impact of adjustments	(14,000)	(14,000)	13,356
Adjusted net income attributable to Sterling common stockholders (2)	$261,718	$278,418	$220,745

Net income per share attributable to Sterling common stockholders:
Diluted	$7.15	$7.65	$8.27

Adjusted net income per share attributable to Sterling common stockholders:
Diluted	$8.40	$8.90	$7.09

Weighted average common shares outstanding:
Diluted	31,200	31,200	31,146

(1) Intangible asset amortization includes approximately $7,500 related to the fair value step up recognized in the deconsolidation of RHB on December 31, 2024.

(2) The Company defines adjusted net income attributable to Sterling common stockholders as GAAP net income attributable to Sterling common stockholders excluding the impact of the net gain on deconsolidation of subsidiary, non-cash stock-based compensation, intangible asset amortization, acquisition related costs, earn-out expense, and the income tax impact of these adjustments. The tax impact of adjustments is determined by using the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item requires application of a specific tax rate.

STERLING INFRASTRUCTURE, INC. & SUBSIDIARIES
EBITDA GUIDANCE RECONCILIATION
(In millions)
(Unaudited)

	Full Year 2025 Guidance		Full Year 2024
	Low	High	Actual
Net income attributable to Sterling common stockholders	$222	$239	$257
Depreciation and amortization (1)	79	80	68
Interest income, net of interest expense	(2)	(4)	(2)
Income tax expense	82	88	87
EBITDA (2)	381	403	411
Gain on deconsolidation of subsidiary, net	—	—	(91)
Non-cash stock-based compensation	23	23	19
Acquisition related costs	—	—	—
Earn-out expense	6	6	5
Adjusted EBITDA(3)	$410	$432	$344

(1) Depreciation and intangible asset amortization includes approximately $1.1 million and $7.5 million, respectively, related to the fair value step up recognized in the deconsolidation of RHB on December 31, 2024.

(2) The Company defines EBITDA as GAAP net income attributable to Sterling common stockholders, adjusted for depreciation and amortization, net interest income, and income tax expense.

(3) The Company defines adjusted EBITDA as EBITDA excluding the impact of the net gain on deconsolidation of subsidiary, non-cash stock-based compensation, acquisition related costs and earn-out expense.

STERLING INFRASTRUCTURE, INC. & SUBSIDIARIES
HISTORICAL QUARTERLY SEGMENT INFORMATION
(In thousands)
(Unaudited)

The following tables present our 2024 quarterly revenue and operating income by segment as adjusted to conform to our 2025 presentation reflecting the deconsolidation of RHB and the separate presentation of earn-out expense:

	2024 Quarters Ended (Unaudited)
Revenues (Excluding RHB)	March 31	June 30	September 30	December 31	Total
E-Infrastructure Solutions	$184,476	$241,312	$263,899	$234,041	$923,728
Transportation Solutions	110,505	158,828	155,063	123,387	547,783
Building Solutions	106,915	108,735	102,591	90,128	408,369
Total Revenues (Excluding RHB) (1)	$401,896	$508,875	$521,553	$447,556	$1,879,880

Operating Income
E-Infrastructure Solutions	$27,169	$51,677	$68,076	$56,437	$203,359
Transportation Solutions	8,132	15,449	18,573	8,715	50,869
Building Solutions	15,775	14,813	12,249	11,002	53,839
Segment Operating Income	51,076	81,939	98,898	76,154	308,067
Corporate G&A Expense	(7,915)	(8,104)	(10,334)	(11,915)	(38,268)
Acquisition Related Costs	(36)	(101)	(72)	(212)	(421)
Earn-out Expense	(1,000)	(1,000)	(1,000)	(1,756)	(4,756)
Total Operating Income	$42,125	$72,734	$87,492	$62,271	$264,622

Adjusted Operating Income
E-Infrastructure Solutions	$31,345	$55,841	$71,244	$60,316	$218,746
Transportation Solutions	8,512	15,874	19,070	9,180	52,636
Building Solutions	17,403	16,423	13,928	12,632	60,386
Segment Operating Income	57,260	88,138	104,242	82,128	331,768
Corporate	(5,216)	(5,227)	(7,027)	(8,459)	(25,929)
Adjusted Operating Income (2)	$52,044	$82,911	$97,215	$73,669	$305,839

(1) Due to the deconsolidation of RHB on December 31, 2024, beginning on January 1, 2025, the Company will report RHB’s operating income as a single line item (“Other operating income (expense), net”) in the Consolidated Statements of Operations. RHB’s revenue is no longer included in Sterling’s consolidated revenue in 2025.

(2) The Company defines adjusted operating income as GAAP operating income excluding the impact of non-cash stock-based compensation, intangible asset amortization, acquisition related costs, and earn-out expense.

STERLING INFRASTRUCTURE, INC. & SUBSIDIARIES
HISTORICAL QUARTERLY BACKLOG INFORMATION
(In thousands)
(Unaudited)

The following table presents our 2024 backlog and combined backlog as adjusted to conform to our 2025 presentation reflecting the deconsolidation of RHB:

	2024 Quarters Ended (Unaudited)
Backlog	March 31	June 30	September 30	December 31
Backlog including RHB	$2,352,126	$2,098,781	$2,055,081	$2,184,478
Less: RHB Backlog	(528,043)	(476,842)	(485,050)	(491,255)
Backlog excluding RHB	$1,824,083	$1,621,939	$1,570,031	$1,693,223

Combined Backlog
Combined Backlog including RHB	$2,419,748	$2,445,992	$2,374,690	$2,322,391
Less: RHB Backlog	(528,043)	(536,165)	(539,494)	(491,255)
Combined Backlog excluding RHB	$1,891,705	$1,909,827	$1,835,196	$1,831,136